Exhibit 99.3
Consent Solicitation Statement
November 7, 2012

MBIA Inc.

Solicitation of Consents Relating to the Indentures Governing its
6.40% Senior Notes due 2022  / 7.00% Debentures due 2025  / 7.15% Debentures due 2027  /
 6.625% Debentures due 2028  and /  5.70% Senior Notes due 2034

THE CONSENT SOLICITATION (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 21, 2012 (SUCH DATE AND TIME, THE “EXPIRATION TIME”).  HOLDERS MUST VALIDLY DELIVER CONSENTS (AS DEFINED BELOW) AT OR BEFORE THE EXPIRATION TIME IN ORDER TO BE ELIGIBLE TO RECEIVE THE CONSENT FEE (AS DEFINED BELOW).  CONSENTS MAY BE REVOKED AT ANY TIME AT OR BEFORE THE EXPIRATION TIME.  MBIA INC. INTENDS TO EXECUTE THE SUPPLEMENTAL INDENTURES (AS DEFINED BELOW) PROMPTLY FOLLOWING RECEIPT OF THE REQUISITE CONSENTS (AS DEFINED BELOW) AND SATISFACTION OF OTHER CONDITIONS AS SET FORTH HEREIN.  THE DATE ON WHICH THE SUPPLEMENTAL INDENTURES ARE EXECUTED IS REFERRED TO AS THE “EFFECTIVE DATE.”  THE PROPOSED AMENDMENTS (AS DEFINED BELOW) WILL BECOME OPERATIVE AND THE CONSENT AND SOLICITING DEALER FEES WILL BECOME PAYABLE ONLY UPON THE SATISFACTION OF ALL CONDITIONS TO THE CONSENT SOLICITATION.

MBIA Inc. (the “Company,” “our,” “we” or “us”), is proposing to amend its 1990 Indenture and 2004 Indenture (each as defined herein).  Specifically, the Company proposes to substitute one of its subsidiaries, National Public Finance Guarantee Corporation (“National”), for another subsidiary, MBIA Insurance Corporation (“MBIA Corp.”), in the definition of “Restricted Subsidiary” in the 1990 Indenture and “Principal Subsidiaries” in the 2004 Indenture (the “Proposed Amendments”).  In connection with the Proposed Amendments described above and herein, the Company is furnishing this Consent Solicitation Statement (as it may be amended or supplemented from time to time, the “Statement”).

MBIA Corp. faces a number of significant risks and contingencies, which could, if realized, result in  MBIA Corp. being placed into a rehabilitation or liquidation proceeding by the New York State Department of Financial Services.  The Proposed Amendments will, by substituting National for MBIA Corp. in the definition of Principal/Restricted Subsidiary (as defined below), eliminate the risk that such a proceeding  involving MBIA Corp. would cause an Event of Default under the Indentures (as defined below, with such an Event of Default referred to herein as a "Subsidiary Insolvency Default").  If there is an Event of Default under the Indentures and the Notes (as defined below) are accelerated, we believe the Company would have insufficient liquidity and capital market access to pay the obligations under the Notes.  We believe that, under such circumstances, the Company would likely immediately pursue other alternatives, including negotiations with the Company’s key stakeholders to pursue a restructuring, which we believe will be difficult to achieve, or protection under applicable insolvency laws (a "Company Bankruptcy").  We further believe that a Company Bankruptcy would be highly destructive of the value of the assets available to satisfy the Notes, and would impose other costs and risks on the Holders (as defined below) of the Notes.  Therefore, by substituting National for MBIA Corp. in the Indentures and removing the direct link between a rehabilitation or liquidation proceeding of MBIA Corp. and a Company Bankruptcy, we believe the Proposed Amendments will improve MBIA Inc.’s ability to satisfy its obligations under the Notes and all other obligations as they come due in the event of an MBIA Corp. rehabilitation or liquidation proceeding.  For a further discussion and a description of certain other considerations applicable to Holders, see the sections entitled “Questions and Answers About the Proposed Amendments,” “Summary” and “Background and Certain Significant Considerations."

The Company is furnishing the Statement and the accompanying form of consent (the “Consent Form” and, together with the Statement and other documents related to the Consent Solicitation, as defined below, the “Consent Documents”) to the holders of record (each, a “Holder” and, collectively, the “Holders”) at 5:00 P.M., New York City time, on November 6, 2012 (the “Record Date”) of each series of its outstanding securities set forth below (collectively, the “Notes”), as such Holders are reflected in the records of the Trustee under each of the Indentures (collectively, the “Trustee”).  By this Statement, the Company is soliciting (the “Consent Solicitation”) consents by Holders (the “Consents”) to the amendment of certain provisions of the Indenture, dated as of August 1, 1990 (as amended and supplemented, the “1990 Indenture”) and the Senior Indenture, dated as of November 24, 2004 (as amended and supplemented, the “2004 Indenture,” and together with the 1990 Indenture, the “Indentures”), pursuant to which the Notes were issued. All capitalized terms used herein but not defined in this Statement have the meaning ascribed to them in the 1990 Indenture or the 2004 Indenture, as applicable.

Outstanding Principal Amount	Description of Securities	CUSIP Number	Indenture	Consent Fee per $1,000 in Principal Amount of Notes
$270,924,000	6.40% Senior Notes due 2022	55262CAH3	1990	$10
$55,900,000	7.00% Debentures due 2025	55262CAE0	1990	$10
$100,000,000	7.15% Debentures due 2027	55262CAD2	1990	$10
$141,378,000	6.625% Debentures due 2028	55262CAF7	1990	$10
$329,115,000	5.70% Senior Notes due 2034	55262CAJ9	2004	$10

Only Holders of the Notes as of the Record Date are eligible to consent to the Proposed Amendments and receive the Consent Fee.  If the Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and the beneficial owner of the Notes wishes to consent to the Proposed Amendments, the beneficial owner must promptly contact and instruct such registered Holder to deliver a Consent to the Tabulation Agent on the beneficial owner’s behalf.  Holders may consent to the Proposed Amendments notwithstanding that they no longer own Notes as of the date of delivery of their Consents.  The Company will accept all properly completed, executed and dated Consent Forms received by the Tabulation Agent (as defined below) at or before the Expiration Time.  Full instructions for completing and returning the Consents are included in the Statement at “The Solicitation—How to Consent.”

In the event that the Proposed Amendments become operative, the Company will pay to the Holders of outstanding Notes who delivered a valid Consent (not subsequently revoked) at or prior to the Expiration Time an aggregate cash payment of $10 per $1,000 principal amount of Notes for which Consents have been delivered by such Holder (the “Consent Fee”).  Holders of Notes for which no Consent is delivered will not receive any Consent Fee, even though the Proposed Amendments, if they become operative, will be applicable and binding with respect to all Holders and their transferees.  With respect to any Consent accepted by the Company, the Company will also pay the relevant soliciting dealer a fee of $5 per $1,000 principal amount of Notes, provided that such fee will only be paid with respect to Consents by Holders whose aggregate principal amount of Notes is $500,000 or less (the “Soliciting Dealer Fee”).

Notwithstanding anything to the contrary contained herein or in any other document related to the Consent Solicitation, the Company reserves the right, in its sole discretion to (i) terminate the Consent Solicitation for any reason, (ii) extend the Expiration Time with respect to one or more series of Notes, (iii) amend the terms of the Consent Solicitation, including to waive any of the conditions to the Consent Solicitation, or (iv) modify the form or amount of the consideration to be paid with respect to one or more series of Notes, including the Consent Fee and the Soliciting Dealer Fee, pursuant to the Consent Solicitation.

If Consents are received and other conditions are satisfied, the Company intends to effect the Proposed Amendments by promptly executing Supplemental Indentures to each of the 1990 Indenture and the 2004 Indenture (collectively, the “Supplemental Indentures”).

The Company has appointed i-Deal LLC as tabulation agent (the “Tabulation Agent”) for Consents with respect to the Consent Solicitation and i-Deal LLC as information agent (the “Information Agent”) with respect to the Consent Solicitation.  None of the Trustee, the Solicitation Agent (as defined below), the Information Agent nor the Tabulation Agent makes any recommendation as to whether or not Holders should deliver Consents in response to the Consent Solicitation.

The Solicitation Agent for the Consent Solicitation (the “Solicitation Agent”) is:

DEUTSCHE BANK SECURITIES

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROPOSED AMENDMENTS	I
IMPORTANT NOTICE	1
AVAILABLE INFORMATION	3
Documents Incorporated by Reference	3
Note Regarding Insurance Company Financial Information	3
STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	4
SUMMARY	6
PROPOSED AMENDMENTS TO THE INDENTURES	9
Amendments to Definitions	9
BACKGROUND AND CERTAIN SIGNIFICANT CONSIDERATIONS	10
Background Related to the Company	10
Description of the Consent	10
Benefits to Holders of the Proposed Amendments	10
Risks of an MBIA Corp. Rehabilitation or Liquidation Proceeding that would Trigger a Subsidiary Insolvency Default	12
Other Impacts of the Proposed Amendments	15
Risks Resulting from the Proposed Amendments	15
Potential Adverse U.S. Federal Income Tax Consequences to the Company of the Proposed Amendments	16
Risks Remaining Following Approval of the Proposed Amendments	16
Risks to Holders Who Do Not Deliver Consents if the Proposed Amendments are Approved	16
Risks to Consummation of the Consent Solicitation and Payment of the Consent Fees	16
Implications of the Transformation Litigation	16
THE SOLICITATION	18
General	18
Consent Fee	18
Record Date	18
How to Consent	19
Determination of Validity	20
Conditions to the Consent Solicitation	20
Expiration Time; Extensions; Amendment	20
Revocation of Consents	21
Soliciting Dealer Fee	21
U.S. FEDERAL INCOME TAX CONSIDERATIONS	23
U.S. Holders	24
Non-U.S. Holders	25
TABULATION AGENT AND INFORMATION AGENT	27
SOLICITATION AGENT	28
FEES AND EXPENSES	29
MISCELLANEOUS	30
CONSENT SOLICITATION STATEMENT	31

QUESTIONS AND ANSWERS ABOUT THE PROPOSED AMENDMENTS

The following are some questions and answers regarding the Proposed Amendments.  This section does not contain all of the information that may be important to you.  You should carefully read this Statement and all of the Consent Documents to fully understand the terms of the Proposed Amendments, as well as the other considerations that are important to you in deciding whether to deliver your Consent.  All capitalized terms used but not defined in this section are defined in other sections of this Statement.

Q:	What are the Proposed Amendments?

A:
The Proposed Amendments are changes that the Company proposes to make to the 1990 Indenture and the 2004 Indenture that govern the terms of the outstanding Notes.  Specifically, MBIA Inc., which is the holding company parent of National and MBIA Corp., each New York domiciled financial guarantee insurers, proposes to substitute National for MBIA Corp. in the definition of “Restricted Subsidiary” in the 1990 Indenture and “Principal Subsidiaries” in the 2004 Indenture (collectively referred to in this Statement using the term “Principal/Restricted Subsidiary”).

Q:	What changes will be made to my rights under the Notes if the Proposed Amendments become operative?

A:
The Proposed Amendments, if adopted, would substitute National for MBIA Corp. in the Indentures’ definitions of Principal/Restricted Subsidiary.  The Indentures provide that, if an involuntary insolvency proceeding is commenced in respect of a Principal/Restricted Subsidiary and if a court enters a decree or order for relief in that involuntary proceeding that remains in place for a specified period of time (30 days in the case of the 1990 Indenture and 90 days in the case of the 2004 Indenture, with such an occurrence being referred to in this Statement as an “Insolvency Event”) an Event of Default has occurred.  If the Proposed Amendments are adopted, an Insolvency Event of National – but not of MBIA Corp. – would trigger a Subsidiary Insolvency Default.  Additionally, certain other provisions of the Indentures relating to Principal/Restricted Subsidiaries, including provisions relating to limitations on liens on capital stock, will also be impacted, with the substantive effect that provisions currently relating to MBIA Corp. will relate instead to National.  The changes effected by the Proposed Amendments do not alter the Company’s obligation to pay the principal of or interest on the Notes or alter the interest rate or maturity date of those obligations.

Q:	How will I benefit from the Proposed Amendments?

A.
The Company believes that Holders of the Notes would benefit from the Proposed Amendments because the amendments would remove a risk that we believe would likely result in less than full recovery by the Holders.  The risk is that MBIA Inc. would be forced to file a bankruptcy petition as a result of MBIA Corp. being placed in a rehabilitation or liquidation proceeding by the New York State Department of Financial Services (“NYSDFS”).  MBIA Corp. faces a number of significant risks and contingencies which could, if realized, result in MBIA Corp. being placed by the NYDFS into a rehabilitation or liquidation proceeding and which could trigger a Subsidiary Insolvency Default, as described below under “Background and Certain Significant Considerations—Risks of an MBIA Corp. Rehabilitation or Liquidation Proceeding that would Trigger a Subsidiary Insolvency Default.”  In the event of an MBIA Corp. Insolvency Event and in the absence of these amendments, it is likely that the Notes would be accelerated.  If the Notes are accelerated we believe the Company would have insufficient liquidity and capital markets access to pay the obligations under the Notes. We believe that, under such circumstances, the Company would likely immediately pursue other alternatives, including an out of court restructuring, which we believe will be difficult to achieve, or the filing of a Company Bankruptcy. We further believe that a Company Bankruptcy would be highly destructive of the value of the assets available to satisfy the Notes, and would  impose other costs and risks on the Holders of the Notes. This view is based on the following factors that we believe would result from a Company Bankruptcy:

i

●	Reduction in the value of National in a Company Bankruptcy as a result of a distressed sale and regulatory restrictions on a sale and on other activities of National, which could also substantially delay any such transaction.

●	Potential delays on asset sales and dividends and impairment of inter-company obligations that make up a substantial portion of National’s investment portfolio, which could further diminish National’s value to the Company’s creditors.

●	Assertion of additional significant claims against the Company that could rank at least pari passu with the Notes, including approximately $1.6 billion on account of an intercompany obligation to MBIA Global Funding LLC (“GFL”), that would be triggered by a Company Bankruptcy.

●	Other significant adverse economic impacts to the Holders of the Notes, including:

o     The potential for cessation of interest payments, delays in distribution and/or debt for equity conversion of the Notes.

o     The substantial administrative expense and adverse business impact on the Company.

o     Potential adverse impact on the trading prices of Notes in the secondary market.

The Purpose of the Proposed Amendments is to avoid the risk of a substantial value erosion of the Notes in the event of an MBIA Corp. Insolvency Event.  In addition, by removing this risk, we believe the Proposed Amendments would improve the Company’s credit standing over time and improve its ability to raise capital in the future, each of which we believe would inure to the benefit of the Holders of the Notes.  As of the date of this Statement, the Company has had discussions with Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLP (“S&P”) and expects that the rating and rating outlook of the Notes will be unchanged if the Proposed Amendments are approved.

Finally, if the Proposed Amendments are adopted and National is then placed into a rehabilitation or liquidation proceeding, a Subsidiary Insolvency Default will occur and the Notes may be accelerated as described herein.  Although MBIA Corp. may also be a source of dividends to the Company in the future, the Company believes National will be its principal dividend source going forward and the primary source of payment on the Notes.  Therefore, if the Proposed Amendments are adopted, Holders of Notes will have the benefit of the protections associated with the provisions related to Subsidiary Insolvency Defaults because those protections will apply with respect National instead of MBIA Corp.

Q:	How do National and MBIA Corp. fit into the Company’s corporate structure?

A:
Until February 2009, MBIA Corp. was the parent of National, also a financial guarantee insurance company that had been acquired by MBIA Corp. in 1989.  In February 2009, the Company restructured its business to re-launch National as a U.S. public finance-only financial guarantee company (the “Transformation”) through several transactions, including the transfer of National (then known as MBIA Insurance Corp. of Illinois) from MBIA Corp. to a newly established holding company, National Public Finance Guarantee Holdings, Inc., that is 100% owned by MBIA Inc., and the reinsurance by National of the U.S. public finance businesses of MBIA Corp. and a third-party financial guarantor, Financial Guaranty Insurance Company.  As of the date of this Statement, National holds a Baa2 rating from Moody’s and a BBB rating from S&P, and MBIA Corp. holds a B3 rating from Moody’s and a B rating from S&P.  The Company believes that National will be the primary source of dividends and value available to satisfy its obligations under the Notes.  While MBIA Corp. may also pay dividends in the future, its ability to do so in the future will depend primarily on the resolution of the risks and other factors described under “Background and Certain Significant Considerations—Risks of an MBIA Corp. Rehabilitation or Liquidation Proceeding that would Trigger a Subsidiary Insolvency Default.”

Q:	What will I receive if I consent to the Proposed Amendments?

A:
If you consent to the Proposed Amendments, and the Supplemental Indentures are executed and the Proposed Amendments become operative, you will receive a Consent Fee of $10 for every $1,000 in principal amount of Notes with respect to which you deliver Consents.  In addition, the Company believes that the Proposed Amendments will be beneficial to Holders because they will avoid the adverse consequences and provide the benefits described elsewhere in this Statement.  See “How will I  benefit from the Proposed Amendments?” above and “Background and Certain Significant Considerations—Risks of an MBIA Corp. Rehabilitation or Liquidation Proceeding that would Trigger a Subsidiary Insolvency Default” and “—Benefits to Holders of the Proposed Amendments.”  If you consent to the Proposed Amendments and the Company does not receive the Requisite Consents by the Expiration Time, or if the Consent Solicitation is terminated before the Expiration Time, or if other conditions to the Proposed Amendments are not met, then your Consent will have no force and effect since the Proposed Amendments will not be consummated.  In such a case, no Consent Fee will be paid and the Proposed Amendments will not become operative.

Q:	What am I giving up if I consent to the Proposed Amendments?

A:
If the Proposed Amendments do not become operative, Notes under the 2004 Indenture would automatically accelerate without any action by Holders upon an Insolvency Event of MBIA Corp., and the Notes issued under the 1990 Indenture would be able to be declared immediately due and payable by the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes outstanding thereunder (treated as a class).  Automatic acceleration of the Notes under the 2004 Indenture would also trigger a cross-default of the Notes under the 1990 Indenture and ultimately the right of the Trustee or the Holders of the Notes under the 1990 Indenture to accelerate these Notes.  If the Proposed Amendments become operative, such acceleration would no longer occur upon such an Insolvency Event of MBIA Corp.  Furthermore, Holders of Notes and the Trustee would not have the right to take action against the Company to collect the principal amount of the obligations under the Notes as a result of an Insolvency Event of MBIA Corp.  Thus, as described in this Statement in “Background and Certain Significant Considerations—Risks of an MBIA Corp. Rehabilitation or Liquidation Proceeding that would Trigger a Subsidiary Insolvency Default,” the Proposed Amendments will reduce the likelihood of a Company Bankruptcy as a result of a Subsidiary Insolvency Default if MBIA Corp. were to become subject to rehabilitation or liquidation proceedings.

MBIA Corp. faces a number of risks, including, among others, the risk that certain mortgage originators will continue to fail to honor contractual obligations to repurchase ineligible loans from securitizations insured by MBIA Corp., all of which increase the possibility that it could be placed into rehabilitation or liquidation proceedings as described in this Statement.  In the event of such proceedings, we believe the Proposed Amendments will be beneficial for Holders of Notes as they will avoid the potential for substantial loss of value of the assets available to repay Holders of Notes in such a situation.  You may have a different view about the impact of a Company Bankruptcy with respect to the Notes or your holdings of the Notes.

Q:	What vote is needed in order for the Proposed Amendments to be operative?

A:
The terms of the respective Indentures provide that, in order for the applicable Supplemental Indenture to be approved, Consents must be received, in the case of the 1990 Indenture, from Holders of at least a majority in principal amount of all outstanding Notes under the 1990 Indenture voting as a single class, and, in the case of the 2004 Indenture, from Holders of at least a majority in principal amount of the outstanding Notes under the 2004 Indenture (the “Requisite Consents”).  However, the terms of the Consent Solicitation provide that, in order for the Proposed Amendments to become operative and bind all Holders and any subsequent holder of the applicable Notes, valid and unrevoked Requisite Consents from Holders of a majority in principal amount of the outstanding Notes under each of the 1990 Indenture (voting as a single class) and the 2004 Indenture must be received prior to the Expiration Time.  This means that if the required majority is received with respect to one Indenture but not the other, the Proposed Amendments will not become operative with respect to either of the Indentures.

Q:	Has anyone committed to provide Consents?

A:
On November 5, 2012, the Company entered into lock-up agreements with Holders of approximately 25.4% of the principal amount of the Notes outstanding under the 1990 Indenture and Holders of approximately 3.5% of the principal amount of the Notes outstanding under the 2004 Indenture  pursuant to which such Holders agreed to (i) deliver or cause to be delivered, as soon as practicable, valid Consents to the Proposed Amendments and (ii) not to revoke such consents prior to 30 days after the date of this Statement,  except if the terms or conditions of the Consent Solicitation are materially modified.

Q. In addition to receiving the necessary Consents from Holders, what are the other conditions to the Proposed Amendments?

A:
The conditions to the Proposed Amendments becoming operative and the Consent Fee becoming payable are described in this Statement in “The Solicitation – Conditions to the Consent Solicitation” and include receipt of the necessary Consents, execution by the Company and the Trustee of the Supplemental Indentures and the absence of any legal impediment to effectiveness.  In addition, the Company reserves the right, in its sole discretion, to terminate or modify the Consent Solicitation, including waiving the conditions to it becoming operative, for any reason.

Q:	What happens if I consent to the Proposed Amendments and the Requisite Consents are not received or other conditions to the Proposed Amendments are not met?

A:
If you consent to the Proposed Amendments and the Company does not receive the Requisite Consents by the Expiration Time, or if the Consent Solicitation is terminated before the Expiration Time, or if other conditions to the Proposed Amendments are not met, then your Consent will have no force and effect since the Proposed Amendments will not be consummated.  In such a case, no Consent Fee or Soliciting Dealer Fee will be paid.

Q:	What if I do not consent to the Proposed Amendments and the Proposed Amendments become operative?

A:
Upon the Proposed Amendments and the Supplemental Indentures becoming operative, all holders of the Notes will be bound by the terms of the Supplemental Indentures, even if they did not deliver their Consent and did not receive a Consent Fee.

Q:	When is the Effective Date of the Proposed Amendments expected to occur?

A:
The Company intends to execute the Supplemental Indentures promptly following receipt of the Requisite Consents and satisfaction of the other conditions described above.  The date on which the Supplemental Indentures are executed is referred to as the “Effective Date.”  The Proposed Amendments will become operative and the Consent Fee and Soliciting Dealer Fee will become payable only upon the satisfaction of all conditions to the Consent Solicitation.

Q:	How do I consent to the Proposed Amendments?

A:
Each Holder who delivers a Consent to the Proposed Amendments in accordance with the procedures set forth in the Consent Documents will be deemed to have validly consented to the Proposed Amendments.  You should review the procedures described in the Consent Documents and in the section of this Statement entitled “The Solicitation—How to Consent,” below.

Q:	How long will the solicitation for Consents remain open?

A:	The Consent Solicitation will remain open until the Expiration Time, which is defined as 5:00 P.M. New York City time on November 21, 2012.

Q:	Can I revoke my Consent to the Proposed Amendments once it is submitted?

A:
You may revoke your Consent at any time before the Expiration Time.  If the Company extends the Expiration Time with respect to one or more series of Notes, the Company may, in its sole discretion, also extend the right of the Holders of one or more of such series of Notes to revoke their Consents.

Q:	Can the Company terminate or modify the Consent Solicitation?

A:
Yes, notwithstanding anything to the contrary contained herein or in any other document related to the Consent Solicitation, the Company reserves the right, in its sole discretion to (i) terminate the Consent Solicitation for any reason, (ii) extend the Expiration Time with respect to one or more series of Notes, (iii) amend the terms of the Consent Solicitation, including to waive any of the conditions to the Consent Solicitation, or (iv) modify the form or amount of the consideration to be paid with respect to one or more series of Notes, including the Consent Fee and the Soliciting Dealer Fee, pursuant to the Consent Solicitation.  Should the Company terminate the Consent Solicitation, any Holders who previously submitted their Consent would not receive any Consent Fee. If the Consent Solicitation, or any of the Consent Documents, are amended prior to the Effective Date in a manner determined by the Company, in its sole discretion, to constitute a material change to the terms of the Consent Solicitation, the Company shall promptly disseminate additional Consent Solicitation materials and, if necessary, extend the Expiration Time for a period deemed by the Company to be adequate to permit Holders to consider such amendments.

Q:	What risks should I consider in deciding whether to consent to the Proposed Amendments?

A:
In deciding whether to consent to the Proposed Amendments, you should carefully consider the discussion of risks and uncertainties affecting the Company and its subsidiaries described in the section titled “Statement Regarding Forward-Looking Statements,” which do not represent the only risks that we or you may face.  Additional risks and uncertainties not currently known to us, or that we currently deem immaterial, may also affect your decision whether to consent to the Proposed Amendments.  You should further review the section of this Statement titled “Background and Certain Significant Considerations” for a discussion of certain factors that should be considered in evaluating the consequences of the adoption of the Proposed Amendments.  You should also carefully consider the other information and data included in this Statement for other risks that may affect you.

Q:	I understand that there is litigation pending regarding the formation of National. If there is an unfavorable ruling in that litigation, what will be the impact of the Proposed Amendments?

A:
MBIA Corp. and National are respondents in litigation (the “Transformation Litigation”) challenging the establishment of National (for a discussion of the Transformation Litigation, see “Note 13: Commitments and Contingencies” in the Notes to Consolidated Financial Statements of MBIA Inc. and Subsidiaries in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which are incorporated herein by reference, and this Statement at “Background and Certain Significant Considerations—Risks of an MBIA Corp. Rehabilitation or Liquidation Proceeding that would Trigger a Subsidiary Insolvency Default,” which also contains a further discussion of this question).  As part of the Transformation Litigation, the petitioners are seeking, among other things, a declaration that the approval by the NYSDFS of a series of transactions involving the establishment of National is null and void and should be reversed.  There can be no assurance or certainty with respect to the nature of relief that the court would award in the event of a ruling in favor of the plaintiffs (an “Unfavorable Ruling”).  If relief is awarded to the petitioners, it could result in National’s assets and/or business being returned to MBIA Corp.

v

While there can be no assurance or certainty with respect to any outcome, the Company believes that it will ultimately prevail in the Transformation Litigation.  The Company further believes that the impact of the Proposed Amendments would not be materially different if the outcome of the Transformation Litigation were favorable or unfavorable to the respondents.  If the Company were to prevail in the Transformation Litigation and the Proposed Amendments were adopted, National would be expected to retain its current assets and business and Holders of Notes would have the protections associated with National being included as a Principal/Restricted Subsidiary, while avoiding the negative effects resulting from a Subsidiary Insolvency Default in the event of an MBIA Corp. rehabilitation or liquidation, which are described more fully below in “Background and Certain Significant Considerations—Benefits to Holders of the Proposed Amendments.”  Further, consenting Holders will have received an additional benefit in the form of the Consent Fee.

If there were an Unfavorable Ruling with the remedy described above, it is likely that MBIA Corp., as a result of its receipt of the assets or business of National, would again become a Principal/Restricted Subsidiary as defined in the Supplemental Indentures.  Under such an outcome, Holders of Notes would have similar rights if the Proposed Amendments become operative to the rights they have under the current Indentures with respect to MBIA Corp., and consenting Holders will have received an additional benefit in the form of the Consent Fee.

Q:	Who do I call if I have any questions about how to submit my Consent Form or any other questions relating to the Consent Solicitation or the Proposed Amendments?

A:
Questions concerning the terms of the Consent Solicitation should be directed to the Solicitation Agent by telephone at 212-250-7527 (Collect) or 855-287-1922 (U.S. Toll Free).  Requests for assistance in completing and delivering Consent Forms or requests for additional copies of this Statement, the Consent Form or other related documents should be directed to the Information Agent at the address or telephone number set forth on the back cover page hereof.  While these parties will be available to answer questions about the Consent Solicitation, none of the Trustee, the Solicitation Agent, the Information Agent nor the Tabulation Agent will make any recommendation as to whether or not Holders should deliver Consents in response to the Consent Solicitation.

Q:	Is regulatory approval required to conduct the Consent Solicitation?

A:
No, the Company is not required to obtain approval to consummate the Consent Solicitation from the Securities and Exchange Commission (“SEC”), any state securities commission, the NYSDFS or any other regulatory body.

IMPORTANT NOTICE

Holders are requested to read and carefully consider the information contained herein and to deliver their Consent to the Proposed Amendments by properly completing, executing and delivering the accompanying Consent Form in accordance with the instructions set forth herein and therein.

Recipients of this Statement and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice.  Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Consent Solicitation.

Holders who wish to consent must deliver their properly completed and executed Consent Form to the Tabulation Agent at the address set forth on the back cover page of this Statement and in the Consent Form in accordance with the instructions set forth herein and therein.  Consents should not be delivered to the Company, the Trustee, the Solicitation Agent or the Information Agent.  However, the Company reserves the right to accept any Consent received by it, the Trustee, the Solicitation Agent or the Information Agent.  Under no circumstances should any person tender or deliver Notes to the Company, the Trustee, the Solicitation Agent, the Information Agent or the Tabulation Agent at any time in response to this Consent Solicitation.

Notwithstanding anything to the contrary contained herein or in any other document related to the Consent Solicitation, the Company reserves the right, in its sole discretion to (i) terminate the Consent Solicitation for any reason, (ii) extend the Expiration Time with respect to one or more series of Notes, (iii) amend the terms of the Consent Solicitation, including to waive any of the conditions to the Consent Solicitation, or (iv) modify the form or amount of the consideration to be paid with respect to one or more series of Notes, including the Consent Fee and the Soliciting Dealer Fee, pursuant to the Consent Solicitation.  See “The Solicitation.”

Notwithstanding anything to the contrary contained in this Statement or in any other document related to the Consent Solicitation, if the Consent Solicitation is terminated or the Requisite Consents are not received prior to the Expiration Time, the Company will not pay any Consent Fees to any Holder.

Delivering a Consent will not affect the Holder’s right to sell or transfer the Notes. Each validly delivered Consent will be counted notwithstanding any transfer of the Notes to which such Consent relates, unless the procedure for revoking Consents described herein and in the Consent Form has been satisfied.

Questions concerning the terms of the Consent Solicitation should be directed to the Solicitation Agent at the address or telephone number set forth on the back cover page hereof.  Requests for assistance in completing and delivering Consent Forms or requests for additional copies of this Statement, the Consent Form or other related documents should be directed to the Information Agent at the address or telephone number set forth on the back cover page hereof.

This Statement does not constitute a solicitation of Consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable federal securities or blue sky laws. The delivery of this Statement shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Company or any of its affiliates since the date hereof.

No person has been authorized to give any information or to make any representation not contained in this Statement, or incorporated by reference into this Statement, and, if given or made, such information or representation may not be relied upon as having been authorized by the Company or the Trustee.

This Statement has not been approved or disapproved by the SEC, any state securities commission or the NYSDFS, nor has the SEC, any state securities commission or the NYSDFS passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in the Consent Documents.  Any representation to the contrary is unlawful.

AVAILABLE INFORMATION

The Company maintains a website at www.mbia.com.  The Company is not including the information on its website as a part of, nor is it incorporating such information by reference into, this Statement, except as set forth below under “Documents Incorporated by Reference.”  The Company makes available through its website under the “SEC Filings” tab, free of charge, all of its SEC filings, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as is reasonably practicable after these materials have been filed with or furnished to the SEC.

 Documents Incorporated by Reference

The following documents filed by us with the SEC are incorporated by reference into this Statement:

●	Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, the quarter ended June 30, 2012 and the quarter ended March 31, 2012;

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

●	Current Reports on Form 8-K dated July 16, 2012, July 10, 2012, June 19, 2012 (as to Item 5.02), May 1, 2012 and April 12, 2012;

●	Current Report on Form 8-K/A dated September 13, 2012; and

●	Our Proxy Statement filed on March 19, 2012 for the 2012 Annual Meeting of Stockholders.

All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than reports or portions thereof furnished under Item 2.02 or 7.01 on Form 8-K and not specifically incorporated by reference prior to the expiration or termination of the Consent Solicitation, shall be deemed to be a part of this Statement and incorporated by reference into this Statement.  Any statement contained in this Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes any such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

The Information Agent will provide without charge to each Holder to whom this Statement is delivered, upon the written or telephonic request of such Holder, a copy of any and all documents incorporated by reference into this Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  Requests for such documents should be directed to the Information Agent at its address and telephone number set forth on the back cover of this Statement.

 Note Regarding Insurance Company Financial Information

National and MBIA Corp. are required to file detailed annual financial statements, as well as interim financial statements, with the NYSDFS.  These financial statements are prepared in accordance with New York State and the National Association of Insurance Commissioners’ statements of statutory accounting principles (“U.S. STAT”) and assist our regulators in evaluating minimum standards of solvency, including minimum capital requirements, and business conduct. U.S. STAT differs from accounting principles generally accepted in the United States of America (“U.S. GAAP”) in a number of ways.  Please see the statutory accounting practices note to the consolidated financial statements of National and MBIA Corp. filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for an explanation of the differences between U.S. STAT and U.S. GAAP.  In this Statement, all financial information is prepared in accordance with U.S. GAAP unless indicated otherwise.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Statement includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward,” or “will continue” and similar expressions identify forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The Company cautions Holders not to place undue reliance on any such forward-looking statements, which speak only to their respective dates.  We undertake no obligation to publicly correct or update any forward-looking statement if the Company later becomes aware that such result is not likely to be achieved.

The following are some of the factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements:

●
uncertainty regarding whether the Company will realize, or will be delayed in realizing, insurance loss recoveries expected in disputes with sellers/servicers of residential mortgage-backed securities (“RMBS”) transactions at the levels recorded in its consolidated financial statements;

●
the possibility that the Company will experience severe losses or liquidity needs due to increased deterioration in its insurance portfolios and in particular, due to the performance of collateralized debt obligations (“CDOs”) including multi-sector and commercial mortgage-backed securities (“CMBS”) pools and commercial real estate (“CRE”) CDOs and RMBS;

●	failure to obtain any required regulatory approvals for any action necessary to implement our risk reduction and liquidity strategies;

●	the possibility that loss reserve estimates are not adequate to cover potential claims;

●	the possibility that the Company’s obligations will be accelerated if MBIA Corp. becomes subject to a rehabilitation or liquidation proceeding;

●	our ability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets, in particular within our asset/liability products segment;

●
our ability to fully implement our strategic plan, including our ability to achieve high stable ratings for National and our ability to commute certain of our insured exposures, including as a result of limited available liquidity;

●	the resolution of litigation claims against the Company;

●
the possibility of deterioration in the economic environment and financial markets in the United States (“U.S.”) or abroad, and adverse developments in real estate market performance, credit spreads, interest rates and foreign currency levels;

●	the possibility that unprecedented budget short-falls will result in credit losses or impairments on obligations of state and local governments that we insure;

●	changes in the Company’s credit ratings;

●	competitive conditions for bond insurance, including potential entry into the public finance market of insurers of municipal bonds, and changes in the demand for financial guarantee insurance;

●	the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules;

●
the risks and uncertainties included in our filings with the SEC, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2011 under the caption “Risk Factors” incorporated by reference herein; and

●	risks and uncertainties that have not been identified at this time.

SUMMARY

The following summary is provided for the convenience of the Holders.  This section does not contain all of the information that may be important to you.  You should carefully read this Statement and all of the Consent Documents to fully understand the terms of the Proposed Amendments, as well as the other considerations that are important to you in deciding whether to deliver your Consent.  All capitalized terms used but not defined in this section are defined in other sections of this Statement.

The Company	MBIA Inc.
The Indentures	The Indenture, dated as of August 1, 1990 and the Senior Indenture, dated as of November 24, 2004
The Notes

Outstanding Principal Amount	Description of Securities	CUSIP Number	Indenture
$270,924,000	6.40% Senior Notes due 2022	55262CAH3	1990
$55,900,000	7.00% Debentures due 2025	55262CAE0	1990
$100,000,000	7.15% Debentures due 2027	55262CAD2	1990
$141,378,000	6.625% Debentures due 2028	55262CAF7	1990
$329,115,000	5.70% Senior Notes due 2034	55262CAJ9	2004

Record Date	5:00 P.M., New York City time, on November 6, 2012
Holders	The Company is soliciting Consents from all Holders of the Notes as of the Record Date.
Trustee	The Bank of New York Mellon
Consent Solicitation
The Company is soliciting consents by Holders to the Proposed Amendments.  The Proposed Amendments are changes that the Company proposes to make to the 1990 Indenture and the 2004 Indenture that govern the terms of the outstanding Notes.  See “Proposed Amendments to the Indentures.”  Specifically, the Company proposes to substitute one of its subsidiaries, National, for another subsidiary, MBIA Corp., in the definition of “Restricted Subsidiary” in the 1990 Indenture and “Principal Subsidiaries” in the 2004 Indenture.  The Company believes the Proposed Amendments will be beneficial to the Company and its creditors, including Holders of the Notes, because they will remove the possibility of a Subsidiary Insolvency Default in the event that MBIA Corp. is placed into rehabilitation or liquidation proceedings that could result in a Company Bankruptcy.  See “Background and Certain Significant Considerations—Risks of an MBIA Corp. Rehabilitation or Liquidation Proceeding that would Trigger a Subsidiary Insolvency Default.”

Benefits to Holders of the Proposed Amendments
The Company believes the Proposed Amendments will be beneficial to the Company and its creditors, including Holders of the Notes, because they will remove the possibility of a Subsidiary Insolvency Default in the event that MBIA Corp. is placed into rehabilitation or liquidation proceedings, the result of which could be a Company Bankruptcy.  See “Questions and Answers About the Proposed Amendments” and “Background and Certain Significant Considerations—Benefits to Holders of the Proposed Amendments.”

Consent Fee	$10 per $1,000 in principal amount of Notes.
Expiration Time	The Consent Solicitation will expire at 5:00 P.M. New York City time on November 21, 2012.
Obligation to Pay Consent Fee
In the event that (i) the Consent Solicitation is not terminated and (ii) the Requisite Consents relating to the Notes are validly delivered (and not revoked) with respect to each of the 1990 Indenture and the 2004 Indenture at or prior to the Expiration Time and (iii) the other conditions described below under “Conditions to the Effective Date” are met, the Company will pay, promptly following the consummation of the Consent Solicitation, to each Holder who delivered a valid Consent (not subsequently revoked) to the Tabulation Agent at or prior to the Expiration Time, the Consent Fee.

Requisite Consents
In order to approve the Proposed Amendments, the Company must receive valid and unrevoked Consents of (i) Holders of at least a majority in principal amount of all outstanding Notes under the 1990 Indenture voting as a single class, and (ii) Holders of at least a majority in principal amount of the outstanding Notes under the 2004 Indenture.

Conditions to the Effective Date
The Company’s obligation to accept valid and unrevoked Consents in respect of the Notes and to pay the Consent Fee in respect of such Consents is conditioned upon satisfaction, or waiver by the Company, of the following conditions:  (1) receipt by the Tabulation Agent at or before the Expiration Time of valid and unrevoked Requisite Consents from Holders of a majority in principal amount of the outstanding Notes under each of the 1990 Indenture (voting as a single class) and the 2004 Indenture; (2) execution by the Company and the Trustee of the Supplemental Indentures embodying the Proposed Amendments, and (3) the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendments or the payment of the Consent Fee or that would question the legality or validity thereof.  Subject to applicable law, the Consent Solicitation may be abandoned or terminated for any reason or at any time, in which case the Consents received will be voided and no Consent Fee will be paid to any Holders. The Consent Payment Conditions are for the benefit of the Company and may be waived or extended in the Company’s sole discretion.

Consequences of Not Delivering a Consent	Upon the Proposed Amendments becoming operative, all Holders will be bound by the terms of the Supplemental Indentures, even if they did not deliver their Consent and receive a Consent Fee.

Procedures for Delivering Consent
To effectively consent to the Proposed Amendments and be eligible to receive the Consent Fee, a properly completed Consent Form or facsimile thereof (with an original to be delivered within one business day of such facsimile transmission by overnight courier), duly executed by the Holder must be received by the Tabulation Agent at its address set forth on the back cover of this Statement at or prior to the Expiration Time.  See “The Solicitation—How to Consent.”

Revocation of Consents
A Consent may be revoked by a Holder of the Notes if the Tabulation Agent receives the written notice of revocation of Consent (or facsimile thereof) at or prior to the earlier of the Expiration Time and the Effective Date in accordance with the procedures set forth in “The Solicitation—Revocation of Consents.”  If the Company extends the Expiration Time with respect to one or more series of Notes, the Company may, in its sole discretion, also extend the right of the Holders of one or more of such series of Notes to revoke their Consents.

Soliciting Dealer Fee
With respect to any Consent accepted by the Company, the Company will pay the relevant soliciting dealer a fee of $5 per $1,000 principal amount of Notes, provided that such fee will only be paid with respect to Consents by Holders whose aggregate principal amount of Notes is $500,000 or less.  See “The Solicitation—Soliciting Dealer Fee.”

Certain Tax Considerations to Holders
For a discussion of certain U.S. federal income tax considerations relating to Holders of the Consent Solicitation, including the payment of the Consent Fee, see “U.S. Federal Income Tax Considerations.”

Solicitation Agent	Deutsche Bank Securities Inc.
Information and Tabulation Agent	i-Deal LLC

PROPOSED AMENDMENTS TO THE INDENTURES

Absent the Proposed Amendments, if an Insolvency Event occurs with respect to MBIA Corp., the Notes may become immediately due and payable.  As described in “Background and Certain Significant Considerations—Risks of an MBIA Corp. Rehabilitation or Liquidation Proceeding that would Trigger a Subsidiary Insolvency Default,” we are seeking the Consents in order to avoid the risk of an Event of Default and acceleration of the Notes under the Indentures, which could have significant adverse effects for the Company and its ability to repay the Notes when due.  See “Background and Certain Significant Considerations” for a discussion of certain factors that should be considered in evaluating the consequences of the adoption of the Proposed Amendments.

Each of Section 8.2 of the 1990 Indenture and Section 902 of the 2004 Indenture provides for the amendment of any provision of such Indenture (except certain provisions not relevant to the Consent Solicitation) by execution of a supplemental indenture upon the consent of Holders of at least a majority in aggregate principal amount of the outstanding Notes, which in the case of the 1990 Indenture shall vote as a single class.

Upon the execution of the Supplemental Indentures and the Proposed Amendments becoming operative, all Holders will be bound by the terms of their respective Supplemental Indentures, even if they did not deliver Consents to the Proposed Amendments.  While the Company expects to execute the Supplemental Indentures promptly after the receipt of the Requisite Consents, the terms of the Supplemental Indenture will not become operative unless and until the remaining conditions to the Consent Solicitation have been satisfied or waived.

Regardless of whether the Proposed Amendments become operative, the Notes will remain outstanding in accordance with all other terms of the respective Indentures.  The changes effected by the Proposed Amendments do not alter the Company’s obligation to pay the principal of or interest on the Notes or alter the interest rate or maturity date thereof, and are effective only upon the terms contained herein.  As of the date of this Statement, the Company has had discussions with Moody’s and S&P and expects that the rating and rating outlook of the Notes will be unchanged if the Proposed Amendments are approved.  If the Consent Solicitation is terminated, the Proposed Amendments will have no effect on the Notes or the Holders.

 Amendments to Definitions

If the Proposed Amendments are enacted, the definition of “Restricted Subsidiary” set forth in Section 1.1 of the 1990 Indenture will be amended as follows:

SECTION 1.1. Certain Terms Defined.

“Restricted Subsidiary” means ~~Municipal Bond Investors Assurance Corporation~~National Public Finance Guarantee Corporation, a New York corporation, and any ~~successor to all or substantially all of its business~~ legal successor or successor to all or substantially all of its business or assets; provided that such successor is a Subsidiary.

If the Proposed Amendments are enacted, the definition of “Principal Subsidiaries” set forth in Section 101 of the 2004 Indenture will be amended as follows:

SECTION 101. Definitions.

“Principal Subsidiaries” means ~~MBIA Insurance Corporation~~National Public Finance Guarantee Corporation, a New York corporation or any ~~Subsidiary succeeding to any substantial part of the business now conducted by that corporation~~ legal successor or successor to any substantial part of its business or assets; provided that such successor is a Subsidiary.

Copies of the Indentures are available upon request from the Information Agent.  All statements in this Statement regarding the substance of the Proposed Amendments and the Indentures are qualified in their entirety by reference to the Supplemental Indentures and the Indentures.

BACKGROUND AND CERTAIN SIGNIFICANT CONSIDERATIONS

The following considerations, in addition to the other information described elsewhere in this Statement, should be carefully considered by each Holder before deciding whether to consent to the Proposed Amendments.

 Background Related to the Company

The Company, together with its consolidated subsidiaries, operates one of the largest financial guarantee insurance businesses in the industry and is a provider of asset management advisory services.  These activities are managed through three business segments:  U.S. public finance insurance, structured finance and international insurance and advisory services.  The Company’s U.S. public finance insurance business is primarily operated through National, its structured finance and international insurance business is primarily operated through MBIA Corp., and its asset management advisory services business is primarily operated through Cutwater Holdings, LLC and its subsidiaries.  The holding company, MBIA Inc., and certain of its subsidiaries also manage certain other business activities, the results of which are reported in its corporate, asset/liability products, and conduit segments.  The corporate segment includes revenues and expenses that arise from general corporate activities.  The wind-down operations include liabilities in the form of guaranteed investment contracts and medium term notes that were issued by the Company and certain subsidiaries of the Company, and insured by MBIA Corp., and investment assets that were acquired with the proceeds of such liabilities. While the asset/liability products and conduit businesses represent separate business segments, they may be referred to collectively as “wind-down operations” as the funding programs managed through those businesses are in wind-down.  Substantially all of the liabilities of the wind-down operations are insured by MBIA Corp. and would accelerate upon a Company Bankruptcy.  Notwithstanding the guaranty of such liabilities by MBIA Corp., the acceleration of such liabilities could result in substantial claims against the Company.  In the event that MBIA Corp. pays claims under policies that insure such liabilities, MBIA Corp. would have a claim against the Company for reimbursement of such claims paid.

 Description of the Consent

By this Statement, we are seeking the Consents to adopt the Proposed Amendments as described under “Proposed Amendments to the Indentures.”  The Proposed Amendments, if adopted, would substitute National for MBIA Corp. in the definition of Principal/Restricted Subsidiary, such that an Insolvency Event of National – but not of MBIA Corp. – would trigger a Subsidiary Insolvency Default.  If the Proposed Amendments are adopted, certain other provisions of the Indentures relating to Principal/Restricted Subsidiaries, including provisions relating to limitations on liens on capital stock, will also be impacted, with the substantive effect that provisions currently relating to MBIA Corp. will relate instead to National.

 Benefits to Holders of the Proposed Amendments

MBIA Corp. faces a number of significant risks and contingencies, as described below under “—Risks of an MBIA Corp. Rehabilitation or Liquidation Proceeding that would Trigger a Subsidiary Insolvency Default,” which could, if realized,  result in  MBIA Corp. being placed by the NYDFS into a rehabilitation or liquidation proceeding and which could trigger a Subsidiary Insolvency Default.  The Proposed Amendments will eliminate the risk that such a proceeding would cause a Subsidiary Insolvency Default.  The Company believes the Proposed Amendments will be beneficial to the Holders of the Notes because, in the event that an MBIA Corp. Insolvency Event results in the acceleration of the Notes, we believe the Company would have insufficient liquidity and capital markets access to pay its obligations under the Notes when due.  If the Company is unable to repay its obligations under the Notes upon an acceleration, the Trustee or Holders of the Notes would likely exercise their rights as creditors to force repayment and the Company would have an immediate need to pursue other alternatives, the most likely of which, if the Company is not successful in pursuing out-of-court alternatives, is the filing of a Company Bankruptcy.  We believe a Company Bankruptcy would be highly destructive of the value available to satisfy the Company’s obligations under the Notes, and would impose other costs and risks on the Holders of the Notes.  This view is based on the following factors that we believe would result from a Company Bankruptcy:

•
Reduction in the distributable value associated with National and other assets.  A Company Bankruptcy may cause the distributable value associated with the business and assets of the Company and its subsidiaries (including the business of National, which is the Company’s primary asset) to be impaired, given the likely forced nature of any monetization transaction of those assets.  Further, because National is a regulated entity, any monetization transaction with respect to National would need approval from the NYSDFS, which could impose significant restrictions or delay on the process.  Additionally, a significant part of the value of National is made up of intercompany receivables, including a $1.6 billion secured loan to MBIA Corp. (the “National Secured Loan”) that may be impaired in the event that MBIA Corp. is in a rehabilitation or liquidation proceeding, which could further diminish National’s value to the Company’s creditors.  Extraordinary or special dividends designed to accelerate the realization of value by the Company and its creditors would be subject to NYSDFS approval, which may be impacted by a Company Bankruptcy.   In addition, the NYSDFS could seek to restrict National’s ability to pay regular dividends beyond the restrictions currently in place as described below.

•
Substantial potential dilution as a result of other asserted claims.  A Company Bankruptcy may result in the assertion of substantial claims for intercompany liabilities by subsidiaries of the Company, including a likely asserted claim of approximately $1.6 billion on account of an intercompany obligation to GFL that would be accelerated by any Company Bankruptcy and would likely be asserted by GFL on behalf of its creditors, including third-party noteholders, to rank no less than pari passu with the Notes in priority of payment.  In addition, a Company Bankruptcy may accelerate or trigger additional claims with respect to current third-party obligations other than the Notes and the GFL obligation, such as repurchase agreements, swap agreements and other guaranteed investment contracts, including the possibility for assertion of make-whole claims and other penalty obligations in connection with such claims, or assertion of additional litigation claims that cannot be predicted at this time.  While the Company would actively challenge any non-legitimate claims asserted in any Company Bankruptcy, there can be no assurance a court would not allow such claims or that such claims would not in fact be greater than the Company’s estimated range, which could have the effect of substantial dilution in value available to satisfy the Company’s obligations under the Notes.

•	Other significant potential adverse economic impacts to Holders of the Notes, including the following:

o
Cessation of interest payments; delay.  Holders of the Notes are not likely to receive interest payments during the pendency of any Company Bankruptcy, and there is a risk that in the event of a bankruptcy filing for the Company, the Notes could be subject to conversion to equity with a market value below the amounts due on the Notes.  Even in the absence of a debt-for-equity conversion, any distributions that the Holders may receive in respect of their claims in a bankruptcy proceeding may be subject to substantial delay following the commencement of the bankruptcy case and may result in less than payment in full.

o
Administrative expense and business impact of bankruptcy filing.  The Company expects that value available for distribution to its creditors, including Holders of the Notes, would be substantially reduced if a Company Bankruptcy becomes necessary, as a result of, among other things, business deterioration, credit impacts, significant administrative expenses and management distraction that the Company anticipates would be associated with any insolvency filing.  Given the complex nature of certain of the Company’s intercompany lending and loan facilities, the Company expects that any proposed plan of reorganization, as well as the validity and priority of claims against the Company, would likely be contested, leading to an extended proceeding, further delaying and possibly diluting recoveries on the Notes.

o
Potential impact on trading prices of Notes.  The Company believes the Notes would likely lose value in the secondary market in the event of a Company Bankruptcy, in light of the risks described above and other risks that investors may perceive with respect to the amount and timing of any potential recovery to Holders at the conclusion of the Company’s bankruptcy process.

In addition to avoiding the risk of value erosion as a result of a Company Bankruptcy, the Company believes that the Proposed Amendments will improve the position of the Company to be able to satisfy its obligations under the Notes and all other obligations as they come due.  Among other things, by removing the uncertainty related to a possible Event of Default upon an Insolvency Event for MBIA Corp., the Company believes the Proposed Amendments may over time improve the credit outlook for the Company, improve its ability to raise capital in the future, and improve trading levels of the Notes, all of which will inure to the benefit of holders of the existing outstanding Notes.  As of the date of this Statement, the Company has had discussions with Moody’s and S&P and expects that the rating and rating outlook of the Notes will be unchanged if the Proposed Amendments are approved.

Further, if the Proposed Amendments are adopted and in the unlikely event National is placed into a rehabilitation or liquidation proceeding, a Subsidiary Insolvency Default will occur and the Notes may be accelerated.  Although MBIA Corp. may also be a source of dividends in the future depending primarily on the resolution of the risks and other factors described below under “—Risks of an MBIA Corp. Rehabilitation or Liquidation Proceeding that would Trigger a Subsidiary Insolvency Default,” the Company believes National will be its principal dividend source going forward and its primary source of value for repayment of the Notes.  Therefore, if the Proposed Amendments are adopted, holders of Notes will have the benefit of the protections associated with the provisions related to Subsidiary Insolvency Defaults, in that those protections will apply with respect to National instead of MBIA Corp.

Subject to certain risks described below in “Risks Remaining Following Approval of the Proposed Amendments,” the Company believes it will be able to meet its obligations under the Notes if MBIA Corp. were to be put into a rehabilitation or liquidation proceeding by the NYSDFS but, as a result of the Proposed Amendments, a Subsidiary Insolvency Default does not occur.  Specifically, in such a circumstance, the Company is expected to be able meet its obligations to pay interest and principal on the Notes using its current resources, dividends and payments under the MBIA group tax sharing agreement from National, its ability to raise new capital through the issue of debt or equity securities, and the proceeds of an orderly sale or financing of assets, including the equity of its subsidiaries. As of September 30, 2012, the Company had cash and other liquid assets of $335 million, excluding amounts held in escrow under the MBIA group tax sharing agreement and $97 million not pledged directly as collateral for its asset/liability products activities.  The Company believes this liquidity position is sufficient to make all scheduled payments of principal and interest on the Notes and satisfy the Company’s other obligations at least through the next twelve months.  The Company’s ability to continue making interest and principal payments on the Notes after that date will depend on a variety of factors including the payment by National of dividends and the release to the Company of tax sharing agreement payments held in escrow under the MBIA group tax sharing agreement.

As of September 30, 2012, National had dividend capacity of $182 million.  In October 2010, the plaintiffs in the Transformation Litigation initiated a court proceeding challenging the NYSDFS’ approval of the reset of National’s unassigned surplus to zero as of January 1, 2010.  If plaintiffs prevail in that action, National’s dividend capacity would be constrained for an extended period.  In connection with the adjournment of the proceeding, National has agreed that it will not pay dividends through December 19, 2012.  In addition, in connection with the approval of a release of excessive contingency reserves as of December 31, 2011 in MBIA Corp., the Company has agreed that National will not pay dividends without the prior approval of the NYSDFS prior to July 19, 2013.  There can be no assurance that the NYSDFS will not seek to prevent National from paying dividends to the Company after July 19, 2013.  Furthermore, while the Company expects National to prevail in the litigation challenging the surplus reset, if the plaintiffs prevail, National will not have dividend capacity for the foreseeable future.

 Risks of an MBIA Corp. Rehabilitation or Liquidation Proceeding that would Trigger a Subsidiary Insolvency Default

The determination to commence an MBIA Corp. rehabilitation or liquidation proceeding is not within the control of the Company.  Article 74 of the New York Insurance Law (“NYIL”) gives the Superintendent of the NYSDFS exclusive authority to commence rehabilitation or liquidation proceedings against a New York insurer under a variety of circumstances, including if the Superintendent finds the insurer is in such condition that its further transaction of business will be hazardous to policyholders, creditors, or the public, or if the Superintendent finds that the insurer is insolvent.  MBIA Corp. faces certain key risks and contingencies as described herein that increase the possibility that it could be placed into rehabilitation or liquidation proceedings by the Superintendent.  Accordingly, the purpose of this Consent Solicitation is to ensure that, if the NYSDFS commences a rehabilitation or liquidation proceeding and therefore causes an Insolvency Event with respect to MBIA Corp., that Insolvency Event will not lead to an acceleration of the Notes under the Indentures.

If the Proposed Amendments are not adopted and a Subsidiary Insolvency Default occurs as a result of an Insolvency Event of MBIA Corp., the Notes issued under the 2004 Indenture would become immediately due and payable, and the Notes issued under the 1990 Indenture would be able to be declared immediately due and payable by the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes outstanding thereunder (treated as a class).  As described further below, we do not expect that the Company would have sufficient available liquidity, if the Company is unable to raise capital, to pay the principal amount of the Notes upon acceleration.  If the Company is unable to repay its obligations under the Notes upon an acceleration, the Trustee or Holders of the Notes could exercise their rights as creditors to force repayment and the Company would have an immediate need to pursue other alternatives, the most likely of which, if the Company is not successful in pursuing out-of-court alternatives, is the filing of a Company Bankruptcy, which could in turn accelerate certain of the Company’s other obligations.  As described in more detail below, the Company believes that a Company Bankruptcy would have a significant adverse effect on the value available for repayment of the Notes and other Company obligations.

Since the fourth quarter of 2007 through September 30, 2012, MBIA Corp. has made $11.6 billion of cash payments, before reinsurance and collections and excluding loss adjustment expense (“LAE”) (including payments made to debt holders of consolidated variable interest entities (“VIEs”)), associated with second-lien RMBS securitizations and with commutations and claim payments relating to credit default swap contracts.  These cash payments include loss payments of $893 million made on behalf of MBIA Corp.’s consolidated VIEs.  Of the $11.6 billion, MBIA Corp. has paid $6.6 billion of gross claims (before reinsurance and collections and excluding LAE) on policies insuring second-lien RMBS securitizations, driven primarily by an extensive number of ineligible mortgage loans being placed in the securitizations in breach of the representations and warranties of the sellers/servicers. The Company’s assessment of the ineligibility of individual mortgage loans is being challenged by the originators in litigation and there is no assurance that the Company’s determinations will prevail.  See “Note 13: Commitments and Contingencies” in the Notes to Consolidated Financial Statements of MBIA Inc. and Subsidiaries in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which is incorporated herein by reference.  MBIA Corp. is seeking to enforce its rights to have Countrywide Home Loans, Inc. (“Countrywide”), which is a subsidiary of Bank of America (collectively, “Bank of America/Countrywide”), and other mortgage sellers/servicers cure, replace or repurchase ineligible mortgage loans from these securitizations and has recorded a total of $3.2 billion of related expected recoveries on its consolidated balance sheets as of September 30, 2012, including expected recoveries recorded in the Company’s consolidated VIEs.  In addition, the $11.6 billion included $5.0 billion of gross settlement and claim payments (before reinsurance and collections and excluding LAE) on insured credit derivatives comprising CMBS pools, CRE CDOs, CRE loan pools, corporate CDOs, multi-sector CDOs, and multi-sector CDO-squared transactions, among other types of transactions.  While MBIA Corp. has commuted most of its higher risk CMBS pool exposures, a single counterparty—Bank of America and its subsidiary Merrill Lynch (collectively, “Bank of America/Merrill Lynch” and, together with Bank of America/Countrywide, “BOA”) —holds a significant amount of MBIA Corp.’s remaining CMBS pool exposures, including a substantial majority of MBIA Corp.’s CMBS pools originally insured in 2006 and 2007 primarily referencing BBB and lower rated collateral (the “BOA CMBS Exposure”).  MBIA Corp. has also recorded its largest put-back asset related to ineligible mortgage loans included in insured second-lien RMBS transactions against BOA.

The failure by the mortgage originators, primarily BOA, to honor their contractual obligation to repurchase ineligible mortgages combined with the substantial RMBS claims payments and other claims and commutation payments to date have placed substantial stress on MBIA Corp.’s liquidity resources.  In addition, due to the deterioration in MBIA Corp.’s CMBS exposures, primarily in the BOA CMBS Exposure, there is an increased possibility that MBIA Corp. will have claims presented on the BOA CMBS Exposure, which claims are likely to occur in the near term and could ultimately be substantial.  Depending on the amount of actual claims on the BOA CMBS Exposure and the amount of claims on other policies issued by MBIA Corp., MBIA Corp. may not have sufficient liquid assets to pay such claims in the absence of a settlement of the BOA put-back recoverables and the commutation of the BOA CMBS Exposure.  As described further below, in light of these circumstances and especially in the event of claims under the BOA CMBS Exposure the Superintendent may commence a rehabilitation or liquidation proceeding against MBIA Corp.  MBIA Corp. has recorded loss reserves for the BOA CMBS Exposures that reflect our current estimate of ultimate losses and that are based on various assumptions about potential payments by MBIA Corp. with respect to the BOA CMBS Exposures, including, among other things, that the BOA CMBS Exposure will likely be commuted.  There have been no material claims made to date, however, on the policies insuring such exposures.  If economic conditions deteriorate or we are unable to commute the BOA CMBS Exposures, MBIA Corp. could incur substantial additional losses in its portfolio in excess of these estimates. In addition, because the reserves are based on management’s judgment and estimates, there can be no assurance that the ultimate liability will not exceed such estimates, that the BOA CMBS Exposure will be commuted, or that the timing of claims payments and the realization of recoveries will not create liquidity issues.

The amount MBIA Corp. may ultimately collect from BOA on its put-back obligations in any litigation settlement could be impacted by potential commutation payments or offset on the BOA CMBS Exposure and developments in the Transformation Litigation given that Bank of America/Merrill Lynch is also one of the two remaining plaintiffs in the Transformation Litigation.  Likewise, MBIA Corp.’s ability to commute the BOA CMBS Exposure may be impacted by developments in the put-back litigation with BOA and the Transformation Litigation.  There can be no assurance that any such settlement or commutation will occur or that any such settlement or commutation, if it occurs, would be consummated within the estimates of expected recoveries or loss payments associated with these exposures that are recorded in the Company’s consolidated financial statements.  In addition, there can be no assurance that MBIA Corp. will have adequate resources to meet its obligations even if it enters into any such settlement or commutation, or wins a judgment in its favor in its actions against BOA.

As of September 30, 2012, MBIA Corp.’s statutory capital was $1.5 billion under U.S. STAT.  In addition, as of September 30, 2012, MBIA Corp. held cash and available-for-sale investments of $1.4 billion, of which $386 million comprised cash and highly liquid assets.  As of December 31, 2011, MBIA Corp. held cash and available-for-sale investments of $1.5 billion, of which $534 million comprised cash and highly liquid assets.  However, due to liquidity constraints caused by the factors described above or if future claims exceed expectations due to an unexpected deterioration in economic conditions or due to other unanticipated factors, MBIA Corp. may not be able to pay claims on a timely basis in the future, in particular if BOA and other sellers/servicers continue their strategy of  refusing to honor put-back claims or disputing and delaying their put-back obligations and MBIA Corp. receives claims on the BOA CMBS Exposure before recovery of the BOA or other significant put-back recoverables, if any.  Furthermore, MBIA Corp. may have insufficient resources to meet its obligations if it fails to collect expected put-back recoveries, is unable to commute its most volatile exposures or experiences higher than expected claims payments on its insured obligations.  In these potential circumstances, among others, the Superintendent may commence a proceeding against MBIA Corp. under Article 74 as described above. Given the Superintendent’s authority to find that MBIA Corp.’s continued transaction of business will be hazardous to policyholders, creditors or the public, and the lack of any clear standards on what would constitute such a hazard, the Superintendent generally has broad discretion to put MBIA Corp. into a rehabilitation or liquidation proceeding.

As further described elsewhere in this Statement, if there is a Subsidiary Insolvency Default and a subsequent acceleration of the debt under the Indentures, we do not expect that the Company would have sufficient available liquidity to pay the principal amount of the Notes.  If the Company is unable to repay its obligations under the Notes upon an acceleration, the Trustee or Holders of the Notes would likely exercise their rights as creditors to force repayment and the Company would have an immediate need to pursue other alternatives, the most likely of which, if the Company is not successful in pursuing out-of-court alternatives, is the filing of a Company Bankruptcy.  The Company believes that a Company Bankruptcy would have a significant adverse effect on the value available for repayment of the Notes and other Company obligations.

In addition to the Superintendent’s authority to commence rehabilitation or liquidation proceedings, the Superintendent could, should he find that the liabilities of MBIA Corp. exceed its admitted assets, use his authority under Section 1310 of the NYIL to order MBIA Corp. to cease making claims payments (a “1310 Order”). The issuance of a 1310 Order could result in material adverse consequences for MBIA Corp., including that holders of some or all of the credit default swaps insured by MBIA Corp. may potentially seek to terminate one or more of such swaps on the basis of such order (or the findings by the Superintendent underlying such order’s issuance) and assert claims for mark-to-market termination payments with respect to such terminations (which claims MBIA Corp. may not be able to pay).

For a complete discussion of the risks facing MBIA Corp., see “Note 1:  Business Developments, Risks and Uncertainties, and Liquidity” in the Notes to Consolidated Financial Statements of MBIA Inc. and Subsidiaries in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and Item 1a of our Annual Report on Form 10-K for the year ended December 31, 2011.

 Other Impacts of the Proposed Amendments

The Indentures restrict the Company’s ability to take certain actions with respect to Principal/Restricted Subsidiaries.  Section 3.6 of the 1990 Indenture and Section 1006 of the 2004 Indenture limit both the Company’s and its subsidiaries’ ability to create, issue, assume, incur, guarantee or permit to exist liens on any voting securities or capital stock of a Principal/Restricted Subsidiary, or the voting securities or capital stock of a subsidiary that owns, directly or indirectly, the voting securities or capital stock of a Principal/Restricted Subsidiary.  Section 3.7 of the 1990 Indenture also limits the Company’s and its subsidiaries’ ability to sell, transfer or otherwise dispose of any shares of capital stock of any Restricted Subsidiary, except under certain circumstances, including where the sale is of the entire capital stock of a Restricted Subsidiary for at least fair value as determined by the Company’s Board of Directors acting in good faith.

If the Proposed Amendments are approved, the limitations described above may restrict the Company’s ability to incur liens and/or sell the capital stock of National, and such limitations will no longer apply to the capital stock of MBIA Corp.

If the Proposed Amendments are adopted and National is placed into a rehabilitation or liquidation proceeding, a Subsidiary Insolvency Default will occur and the Notes may be accelerated.  Although MBIA Corp. may also be a source of dividends in the future, the Company believes National will be its principal dividend source going forward and its primary source of payment on the Notes.  Therefore, if the Proposed Amendments are adopted, Holders of Notes will have the benefit of the protections associated with the provisions related to Subsidiary Insolvency Defaults and lien limitations related to Principal/Restricted Subsidiaries, in that those protections will apply with respect to National instead of MBIA Corp.

 Risks Resulting from the Proposed Amendments

If the Proposed Amendments become operative, Holders of the Notes would no longer be able to accelerate the Notes in the event of a Subsidiary Insolvency Default of MBIA Corp.  Currently, Notes under the 2004 Indenture would automatically accelerate without any action by Holders upon an Insolvency Event of MBIA Corp., and the Notes issued under the 1990 Indenture would be able to be declared immediately due and payable by the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes outstanding thereunder (treated as a class).  Automatic acceleration of the Notes under the 2004 Indenture would also trigger a cross-default of the Notes under the 1990 Indenture and ultimately the right for Holders of the Notes under the 1990 Indenture to accelerate their Notes.  If the Proposed Amendments become operative, such acceleration would no longer occur automatically with respect to the Notes under the 2004 Indentures upon such an Insolvency Event.  Furthermore, Holders of Notes and the Trustee would not have the right to take action against the Company to collect the principal amount of the obligations under the Notes as a result of an Insolvency Event of MBIA Corp.

Notwithstanding the foregoing, the Company believes that an acceleration of the Notes due to a Subsidiary Insolvency Default would not benefit the Holders of the Notes since, if the Company is unable to raise capital, we do not expect that the Company would have sufficient available liquidity to pay the principal amount of the Notes.  If the Notes were accelerated, then the Company would have an immediate need to pursue other alternatives, including pursuing an out-of-court restructuring of the Notes, which will be difficult to achieve, or more likely, the filing of a Company Bankruptcy.  Thus, as described above in “Risks of an MBIA Corp. Rehabilitation or Liquidation Proceeding that would Trigger a Subsidiary Insolvency Default,” the Proposed Amendments will reduce the likelihood of a Company Bankruptcy as a result of a Subsidiary Insolvency Default if MBIA Corp. is subject to rehabilitation or liquidation proceedings.

We believe the Proposed Amendments will be beneficial for Holders of Notes as they will avoid the potential for substantial loss of value available to repay holders of Notes in such a situation.  You may have a different view about the impact of a Company Bankruptcy with respect to the Notes or your holdings of the Notes.

 Potential Adverse U.S. Federal Income Tax Consequences to the Company of the Proposed Amendments

As discussed below under “U.S. Federal Income Tax Considerations – U.S. Holders – Modification of the Notes,” we intend to treat the adoption of the Proposed Amendments as not constituting a significant modification of the Notes and, therefore, as not resulting in a deemed exchange of the Notes for U.S. federal income tax purposes.  This treatment, however, is not free from doubt.  If the adoption of the Proposed Amendments were to result in a deemed exchange of the Notes, we would be subject to adverse U.S. federal income tax consequences, including (i) recognition of a material amount of cancellation of indebtedness income (which may be offset by our net operating losses) and (ii) the potential loss of deductions for original issue discount deemed to accrue on the Notes, as modified.

 Risks Remaining Following Approval of the Proposed Amendments

While the Company believes that the Proposed Amendments will be beneficial for Holders, in particular because the risk of a Company Bankruptcy will be reduced, certain risks associated with holding the Notes will remain.  Among other risks, there can be no assurance against any adverse impact if MBIA Corp. were to be placed in a rehabilitation or liquidation proceeding after the adoption of the Proposed Amendments.  As described herein, the Company believes that entering into the Proposed Amendments will reduce the risks associated with such an event because no Subsidiary Insolvency Default will occur, the Notes would not be accelerated, and the risk of a follow-on adverse impact including a potential Company Bankruptcy will be ameliorated.  However, among other things, there can be no assurance that a rehabilitation or liquidation proceeding for MBIA Corp. would not reduce the value of intercompany obligations owed from MBIA Corp. to National, on account of the National Secured Loan that makes up a significant part of National’s assets, or owed from MBIA Corp. to the Company and its other subsidiaries; would not have adverse tax impacts; or would not have adverse operational impacts on certain subsidiaries of the Company.  Further, there can be no assurance that the liquidity, market value and price volatility of the Notes would not be adversely affected by any rehabilitation or liquidation of MBIA Corp. subsequent to the adoption of the Proposed Amendments.  Finally, if the Proposed Amendments are adopted, the Notes will remain subject to risks related to the business, industry and financial conditions in which the Company operates, among other risks, that are described in the securities filings identified in this Statement in “Available Information—Documents Incorporated by Reference” and incorporated herein by reference.

 Risks to Holders Who Do Not Deliver Consents if the Proposed Amendments are Approved

If the Requisite Consents to the Proposed Amendments are received at or prior to the Expiration Time and a Holder does not deliver its Consent to the Proposed Amendments at or prior to the Expiration Time or votes against the Proposed Amendments, such Holder will not receive any Consent Fee.  In addition, if the Requisite Consents to the Proposed Amendments are provided prior to the Expiration Time and the other conditions described in this Statement are satisfied, the Company and the Trustee will execute the Supplemental Indentures, which will result in the Proposed Amendments contained therein becoming operative. Once the Supplemental Indentures become operative, the rights of all Holders will be impacted by the Proposed Amendments, whether or not such Holder provided its Consent, including if such Holder voted at all.

Risks to Consummation of the Consent Solicitation and Payment of the Consent Fees

The consummation of the Consent Solicitation and the payment of any Consent Fee are subject to the satisfaction or waiver by the Company of certain conditions, including the receipt by the Company of the Requisite Consent under both the 1990 Indenture and the 2004 Indenture.  See “The Solicitation—Conditions to the Consent Solicitation.”  There can be no assurance that such conditions will be met or waived.  If those conditions are not met or waived and the Consent Solicitation is not consummated, Holders will not receive the Consent Fee.

 Implications of the Transformation Litigation

The Transformation Litigation, which is also described above  in “—Risks of an MBIA Corp. Rehabilitation or Liquidation Proceeding that would Trigger a Subsidiary Insolvency Default,” is comprised of two separate proceedings in New York state court initiated by a group of 18 banks, of which two remain, including a proceeding under Article 78 of the New York CPLR (the  “Article 78”), which names the NYSDFS, the Company, MBIA Corp. and National as respondents, a plenary action (the “Plenary Action”) under the New York Debtor Creditor Law (the “DCL”), which names the Company, MBIA Corp. and National as defendants, and a third proceeding initiated in U.S. federal court by an investment fund under the DCL which names the Company, MBIA Corp. and National as defendants (the “Federal Action”).  The allegations and relief sought in the Federal Action are similar to those in the Plenary Action.

In the Article 78, the bank petitioners are seeking, among other things, a declaration that the approval by the NYSDFS of a series of transactions involving the establishment of National are null and void and should be reversed.  In the Plenary Action and the Federal Action, the plaintiffs are alleging that the transactions that comprised the Transformation were fraudulent conveyances under the DCL and that therefore they should be set aside or that, in the alternative, they are entitled to damages and the Company and National should be jointly and severally liable for MBIA Corp.’s insurance policies.  While the Company believes that it will ultimately prevail in each of the cases that comprise the Transformation Litigation, the Company believes for the reasons set forth below that the impact of the Proposed Amendments would not be materially different if the outcome of the Transformation Litigation were favorable or unfavorable to the respondents.  If the Company were to prevail in the Transformation Litigation and the Proposed Amendments were adopted, National would be expected to retain its current assets and business and holders of Notes would have the protections associated with National being included as a Principal/Restricted Subsidiary, while avoiding the negative effects resulting from a Subsidiary Insolvency Default in the event of an MBIA Corp. rehabilitation or liquidation.  Further, consenting Holders will have received an additional benefit in the form of the Consent Fee.

If there were an Unfavorable Ruling that sets aside the Transformation, it is likely that MBIA Corp., as a result of its receipt of substantially all of the assets or business of National, would again become a Principal/Restricted Subsidiary as defined in the Supplemental Indentures.  Under such an outcome, holders of Notes would have similar rights if the Proposed Amendments become operative to the rights they have under the current Indentures with respect to MBIA Corp., and consenting Holders will have received an additional benefit in the form of the Consent Fee.

THE SOLICITATION

 General

In order to approve the Proposed Amendments, the Company must receive the “Requisite Consents,” which means valid and unrevoked Consents of (i) Holders of at least a majority in principal amount of all outstanding Notes under the 1990 Indenture voting as a single class, and (ii) Holders of at least a majority in principal amount of the outstanding Notes under the 2004 Indenture.  As of the Record Date, there were $897,317,000 in aggregate principal amount of Notes issued and outstanding.  As of the Record Date, the Company did not hold any Notes.

On November 5, 2012, the Company entered into lock-up agreements with Holders of approximately 25.4% of the principal amount of the Notes outstanding under the 1990 Indenture and Holders of approximately 3.5% of the principal amount of the Notes outstanding under the 2004 Indenture  pursuant to which such Holders agreed to (i) deliver or cause to be delivered, as soon as practicable, valid Consents to the Proposed Amendments and (ii) not to revoke such consents prior to 30 days after the date of this Statement,  except if the terms or conditions of the Consent Solicitation are materially modified.

If the Proposed Amendments become operative, they will be binding on all Holders and their successors and transferees, whether or not such Holders consented to the Proposed Amendments.

The delivery of a Consent to the Proposed Amendments will not affect a Holder’s right to sell or transfer the Notes, and a sale or transfer of the Notes after the Record Date will not have the effect of revoking any Consent theretofore validly given by the Holder of such Notes.  Therefore, each properly executed and delivered Consent will be counted notwithstanding any subsequent sale or transfer of the Notes to which such Consent relates, unless the applicable Holder has complied with the procedure for revoking Consents, as described herein and in the Consent Documents.  Failure to deliver a Consent will have the same effect as if a Holder had voted “No” to the Proposed Amendments.

 Consent Fee

In the event that (i) the Consent Solicitation is not terminated and (ii) the Requisite Consents relating to the Notes are validly delivered (and not revoked) at or prior to the Expiration Time and (iii) certain other conditions are met or waived as described below under “—Conditions to the Consent Solicitation”, the Company will pay, promptly following the consummation of the Consent Solicitation, to each Holder who delivered a valid Consent (not subsequently revoked) to the Tabulation Agent at or prior to the Expiration Time, a one-time cash payment of $10 per $1,000 in principal amount of Notes held by such Record Holder (and to which such Consent relates).  The Company may, in its sole discretion, amend or modify the Consent Fee with respect to one or more series of Notes.

The right to receive the Consent Fee is not transferable with a Note.  The Company will only make payments of the Consent Fee to the persons who were Holders and who have delivered valid and unrevoked Consents at or prior to the Expiration Time pursuant to the terms hereof.

Consents will expire if the Requisite Consents to the Proposed Amendments have not been obtained at or before the Expiration Time (which term includes any extension of the original Expiration Time).  Interest will not accrue on or be payable with respect to any Consent Fee.

 Record Date

The Consent Documents are being sent to all Holders on the Record Date (defined to be 5:00 P.M., New York City time, on November 6, 2012).  Such date has been fixed by the Company as the date for the determination of Holders entitled to deliver Consents and receive the Consent Fee, if payable, pursuant to the Consent Solicitation.  The Company reserves the right to establish, from time to time but in all cases prior to receipt of the Requisite Consents, any new date as such Record Date and, thereupon, any such new date will be deemed to be the Record Date for purposes of the Consent Solicitation.

 How to Consent

Each Holder who delivers a Consent to the Proposed Amendments in accordance with the procedures set forth in the Consent Documents will be deemed to have validly consented to the Proposed Amendments.

To effectively consent to the Proposed Amendments and be eligible to receive the Consent Fee, a properly completed Consent Form or facsimile thereof (with an original to be delivered within one business day of such facsimile transmission by overnight courier), duly executed by the Holder, must be received by the Tabulation Agent at its address set forth on the back cover of this Statement prior to the Expiration Time.  Consent Forms should be sent only to the Tabulation Agent and should not be sent to the Company, the Solicitation Agent, the Information Agent or the Trustee.

If the Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and the beneficial owner of the Notes wishes to consent to the Proposed Amendments, the beneficial owner must promptly contact and instruct such registered Holder to deliver a Consent to the Tabulation Agent on the beneficial owner’s behalf.  The Tabulation Agent will not accept Consents delivered by beneficial owners directly to the Tabulation Agent.  Any beneficial owner of the Notes registered in the name of a DTC participant may direct the DTC participant through which such beneficial owner’s Notes are held to execute a Consent Form on such beneficial owner’s behalf and deliver the executed Consent to the Tabulation Agent.

The Company anticipates that DTC or its nominee will execute an omnibus proxy in favor of DTC participants holding the Notes, which will authorize each such DTC participant to consent to the Proposed Amendments with respect to the principal amount of Notes shown as owned by such DTC participant on the books of DTC on the Record Date.  For purposes of the Consent Solicitation, the term “Holder” shall be deemed to include DTC participants, and DTC has authorized participants to execute Consent Forms as if they were Holders of record.  The Tabulation Agent will accept and record only a properly executed Consent Form from those parties listed as a Holder in the omnibus proxy received by the Tabulation Agent from DTC.  If DTC or its nominee has authorized a proxy to execute a Consent Form, then the Consent Form must be executed by the DTC Participant.  A Consent Form in respect of any Notes not held by DTC or a DTC Participant must be executed in the name of the Holder.

Consent Forms by the Holder(s) of the Notes should be executed in exactly the same manner as the name(s) of such registered Holder(s) appear(s) on the Notes or in the case of a DTC Participant, as its name appears in the omnibus proxy.  If the Notes to which a Consent relates are held by two or more joint Holders, all such Holders should sign the Consent Form.  If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must also submit with the Consent Form appropriate evidence of authority to execute the Consent Form.  If a Consent Form is executed by a person other than the registered Holder, then it must be accompanied by a proxy duly executed by such Holder and such signature must be accompanied by a medallion signature guarantee.

If a Consent relates to fewer than all the Notes held of record as of the Record Date by the Holder providing such Consent, such Holder must indicate on the relevant Consent Form the aggregate dollar amount (in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof) of such Notes to which the Consent relates.  Otherwise, the Consent will be deemed to relate to all such Notes.

The method of delivery of the Consent Form and any other required documents to the Tabulation Agent is at the election and risk of the Holder and, except as otherwise provided in the Consent Documents, delivery will be deemed made only when the Consent Form or any other required document is actually received by the Tabulation Agent at or prior to the Expiration Time.  If the delivery is by mail, it is suggested that the Holder use registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Time to permit delivery to the Tabulation Agent at or prior to such time.

IN NO EVENT SHOULD A HOLDER DELIVER THE NOTES TOGETHER WITH THE CONSENT.  Delivering a Consent will not affect the Holder’s right to sell or transfer the Notes.  Consent Forms should be sent only to the Tabulation Agent and should not be sent to the Company, the Solicitation Agent, the Information Agent or the Trustee.  However, the Company reserves the right (but is not obligated) to accept any Consent received by the Company, the Solicitation Agent, Information Agent or a Trustee.  The Company reserves the right (but is not obligated) to accept any Consent received by any other reasonable means or in any form that reasonably evidences the giving of consent.

 Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any delivered Consent pursuant to any of the procedures described above shall be determined by the Company, in its sole discretion (which determination shall be final and binding).  The Company reserves the absolute right to reject any or all deliveries of any Consent determined by it not to be in proper form or the acceptance of which would, in the Company’s opinion, be unlawful.  The Company also reserves the absolute right, in its sole discretion, to waive any defect or irregularity as to any delivery of any Consent of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders.  The Company’s interpretation of the terms and conditions of the Consent Solicitation, including the instructions to the Consent, shall be final and binding.  Any defect or irregularity in connection with deliveries of Consents must be cured within such time as the Company determines, unless waived by the Company.  Deliveries of Consents shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured.  None of the Company, the Trustee, or any other person shall be under any duty to give notification to any Holder of any defects or irregularities in deliveries of Consents or shall incur any liability for failure to give any such notification.

 Conditions to the Consent Solicitation

Our obligation to accept valid and unrevoked Consents in respect of the Notes and to pay the Consent Fee in respect of such Consents is conditioned upon satisfaction, or waiver by the Company, of the following conditions:  (1) receipt by the Tabulation Agent at or prior to the Expiration Time of valid and unrevoked Requisite Consents from Holders of a majority in principal amount of the outstanding Notes under each of the 1990 Indenture (voting as a single class) and the 2004 Indenture; (2) execution by the Company and the Trustee of the Supplemental Indentures embodying the Proposed Amendments upon compliance with all other conditions precedent to such execution provided for in the Indentures, and (3) the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendments or the payment of the Consent Fee or that would question the legality or validity thereof (the “Consent Payment Conditions”).

If the Consent Payment Conditions specified above are not satisfied or waived at or prior to the Expiration Time, or such later date as the Company may specify, the Company may, in its sole discretion and without giving any notice, allow the Consent Solicitation to lapse, or extend the solicitation period and continue soliciting Consents in the Consent Solicitation.  Subject to applicable law, the Consent Solicitation may be abandoned or terminated for any reason or at any time, in which case the Consents received will be voided and no Consent Fee will be paid to any Holders.  The conditions specified in the Consent Payment Conditions are for the benefit of the Company and may be waived or extended in our sole discretion.

 Expiration Time; Extensions; Amendment

The Expiration Time shall occur at 5:00 P.M. New York City time, on November 21, 2012, unless extended.  The Company may, in its sole discretion, extend the Expiration Time for one or more series of Notes.  In order to extend the Expiration Time, the Company will notify the Information Agent and the Tabulation Agent of any extension by telephonic or written notice and will make a public announcement thereof, each at or before 9:00 A.M., New York City time, on November 26, 2012, or if the Expiration Time has been extended prior to such date,  then at or before 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time.  Such announcements may state that the Company is extending the Consent Solicitation for a specified period of time or on a daily basis.  Failure of any Holder or beneficial owner of Notes to be so notified will not affect the extension of the Consent Solicitation.

Notwithstanding anything to the contrary set forth in this Statement, the Company reserves the right, in its sole discretion to (i) terminate the Consent Solicitation for any reason, (ii) extend the Expiration Time with respect to one or more series of Notes, (iii) amend the terms of the Consent Solicitation, including to waive any of the conditions to the Consent Solicitation, or (iv) modify the form or amount of the consideration to be paid with respect to one or more series of Notes, including the Consent Fee and the Soliciting Dealer Fee, pursuant to the Consent Solicitation.

If the Consent Solicitation, or any of the Consent Documents, is amended prior to the Effective Date in a manner determined by the Company, in its sole discretion, to constitute a material change to the terms of the Consent Solicitation, the Company shall promptly disseminate additional Consent Solicitation materials and, if necessary, extend the Expiration Time for a period deemed by the Company to be adequate to permit Holders to consider such amendments and revoke their Consents.  An extension by the Company of the Expiration Time or the right to revoke Consents with respect to Holders of one or more series of Notes shall not constitute a material change with respect to Holders of Notes for whom the Expiration Time and/or right to revoke Consents has not been extended.

Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the Consent Solicitation, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely press release and complying with any applicable notice provisions of the Indentures.

 Revocation of Consents

A Consent may be revoked by a Holder of the Notes if the Tabulation Agent receives the written notice of revocation of Consent (or facsimile thereof) at or prior to the earlier of the Expiration Time and the Effective Date.  The notice of revocation of Consent must be signed by the Holder in the same manner as the Consent Form to which the notice of revocation of Consent relates.  Notices of revocation of Consent must be sent to the Tabulation Agent at the address set forth on the back cover of this Statement in accordance with the procedures set forth in the Consent Documents.

If the Company extends the Expiration Time with respect to one or more series of Notes, the Company may, in its sole discretion, also extend the right of the Holders of one or more of such series of Notes to revoke their Consents.  If the Company extends the Expiration Time with respect to Holders of one or more series of Notes, the Company may, in its sole discretion, provide that Holders of Notes for whom the Expiration Time has not been extended may not revoke Consents after such initial Expiration Time or that Holders for whom the Expiration Time has been extended and who delivered their Consents prior to the initial Expiration Time may not revoke Consents.

The Company reserves the right to contest the validity of any notice of revocation of Consent and all questions as to validity, including the time of receipt of any notice of revocation of Consent, will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties.  None of the Company, the Trustee, or any other person shall be under any duty to give notification to any Holder of any defects or irregularities with respect to any notice of revocation of Consent or shall incur any liability for failure to give any such notification.

A revocation of a Consent may be rescinded only by the execution and delivery of a new Consent prior to the Expiration Time.  A Holder who delivered a notice of revocation of Consent may thereafter deliver a new Consent by following the procedures described in the Consent Documents at any time at or prior to the Expiration Time.  See “—How to Consent.”

 Soliciting Dealer Fee

With respect to any Consent accepted by the Company, the Company will pay the relevant soliciting dealer a fee of $5 per $1,000 principal amount of Notes, provided that such fee will only be paid with respect to Consents by Holders whose aggregate principal amount of Notes is $500,000 or less.  In order to be eligible to receive the Soliciting Dealer Fee, a properly completed Soliciting Dealer Form must be delivered by the relevant soliciting dealer to the Tabulation Agent at or prior to the Expiration Time.  The Company will, in its sole discretion, determine whether a broker has satisfied the criteria for being eligible to receive a Soliciting Dealer Fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and in respect of bona fide deliveries of Consents).

A soliciting dealer is a retail broker designated in the soliciting dealer form and is:

•	a broker or dealer in securities which is a member of any national securities exchange in the United States or of the Financial Industry Regulatory Authority; or

•	a bank or trust company located in the United States.

Soliciting dealers will include any of the organizations described above even when the activities of such organization in connection with the Consent Solicitation consist solely of forwarding to clients materials relating to the Consent Solicitation and delivering Consents as directed by beneficial owners thereof. Each soliciting dealer will confirm that each Holder that it solicits has received a copy of the Consent Documents, or concurrently with such solicitation provide the Holder with a copy of the Consent Documents. No soliciting dealer is required to make any recommendation to Holders as to whether to deliver Consent or refrain from delivering Consent in the Consent Solicitation. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the Consent Solicitation included any activities other than those described in this paragraph.  For all purposes noted in materials relating to the Consent Solicitation, the term “solicit” shall be deemed to mean no more than “processing Consents” or “forwarding to customers material regarding the Consent Solicitation.”

Soliciting dealers are not eligible to receive a Soliciting Dealer Fee with respect to Notes beneficially owned by such soliciting dealer or with respect to any Notes that are registered in the name of a soliciting dealer unless such Notes are held by such soliciting dealer as nominee and the related Consent is delivered on behalf of the beneficial owner of such Notes.

Soliciting dealers should take care to ensure that proper records are kept to document their eligibility to receive any Soliciting Dealer Fee.  The Company and the Tabulation Agent reserve the right to require additional information at our discretion, as deemed warranted.

Other than the foregoing, no fees or commissions have been or will be paid by us to any broker, dealer or other person, other than the Solicitation Agent, the Information Agent and the Tabulation Agent with respect to the Consent Solicitation.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations relating to the adoption of the Proposed Amendments and receipt of the Consent Fee that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) that hold their Notes as capital assets.  This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation.  This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below for purposes of this Section only) in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold a Note as part of a straddle, hedge, conversion or other integrated transaction or U.S. Holders that have a “functional currency” other than the U.S. dollar).  This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

The term “Non-U.S. Holder” means a beneficial owner of a Note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.  The term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds a Note, the U.S. federal income tax treatment of a partner in such entity will depend in part upon the status and activities of such entity and the particular partner.  Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the adoption of the Proposed Amendments and receipt of the Consent Fee.

No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to any of the U.S. federal income tax considerations discussed below, and no assurance can be given that the IRS will not take a position contrary to the discussion below or that any such contrary position would not be sustained by a court.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE ADOPTION OF THE PROPOSED AMENDMENTS AND RECEIPT OF THE CONSENT FEE IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

EACH TAXPAYER IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY THE TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER U.S. FEDERAL TAX LAW; (B) ANY SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. Holders

Modification of the Notes

The U.S. federal income tax consequences of the adoption of the Proposed Amendments and receipt of the Consent Fee to a U.S. Holder of a Note will depend in part upon whether the adoption of the Proposed Amendments or receipt of the Consent Fee results in a deemed exchange of such Note for U.S. federal income tax purposes.  A modification of a debt instrument generally results in a deemed exchange of the original debt instrument for a modified instrument if such modification is “significant” within the meaning of U.S. Treasury regulations promulgated under section 1001 of the Code (the “Section 1001 Regulations”).  Under the Section 1001 Regulations, as a general rule, a modification of a debt instrument is a significant modification only if, based on all facts and circumstances (and, subject to certain exceptions, taking into account all modifications of such debt instrument collectively), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.”  The Section 1001 Regulations specifically provide that a change in the yield of a debt instrument is a significant modification if the yield of the modified instrument (determined by taking into account any payments made to the holder as consideration for the modification) varies from the yield of the unmodified instrument (determined as of the date of the modification) by more than the greater of (i) 0.25% (i.e., 25 basis points) and (ii) 5% of the annual yield of the unmodified instrument.  The Section 1001 Regulations also specifically provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification.  The Section 1001 Regulations do not define “customary accounting or financial covenants.”  A modification of a debt instrument that is not a significant modification does not result in a deemed exchange of such instrument for U.S. federal income tax purposes.

The change in the yield of a Note resulting from receipt of the related Consent Fee by a U.S. Holder is not expected to constitute a significant modification of such Note under the Section 1001 Regulations and, therefore, is not expected to result in a deemed exchange of such Note for U.S. federal income tax purposes.

To the extent the Proposed Amendments are treated as the addition, deletion or alteration of customary accounting or financial covenants, their adoption would not constitute a significant modification of the Notes.  To the extent the Proposed Amendments are not so treated, their adoption would not constitute a significant modification of the Notes so long as the legal rights or obligations that are altered by the Proposed Amendments, or the degree to which they are altered, are not “economically significant” when considered collectively.  Although the matter is not free from doubt, the Company intends to treat the adoption of the Proposed Amendments as not constituting a significant modification of the Notes under the Section 1001 Regulations and, therefore, as not resulting in a deemed exchange of the Notes for U.S. federal income tax purposes.  If the IRS were to successfully challenge such treatment, a U.S. Holder of a Note could be treated as exchanging such Note for a new Note deemed to be issued with a significant amount of original issue discount (“OID”), which OID generally would be includable in income by such U.S. Holder over the remaining term of the Note.  The discussion below assumes that the adoption of the Proposed Amendments will not be treated as a significant modification of the Notes.

Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income and other tax consequences of the adoption of the Proposed Amendments and receipt of the Consent Fee.

Consent Fee

The U.S. federal income tax treatment of the Consent Fee is unclear.  Receipt of the Consent Fee by a U.S. Holder with respect to a Note may be treated as (i) a separate payment for consenting to the Proposed Amendments, which would generally be taxable as ordinary income in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes, or (ii) a payment on such Note, which may be treated first as a payment of any accrued and unpaid interest on such Note and then as a payment of principal on such Note.  Any portion of the Consent Fee treated as a payment of principal on a Note would generally reduce a U.S. Holder’s adjusted tax basis in such Note and, if such U.S. Holder acquired such Note with market discount that such U.S. Holder has not previously elected to include in income as it accrues, may result in ordinary income under the market discount rules.  Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax treatment of the Consent Fee.

Information Reporting and Backup Withholding

Information reporting generally will apply with respect to payment of the Consent Fee to a U.S. Holder, unless such U.S. Holder is an entity that is exempt from information reporting and, when required, demonstrates this fact.  Payment of the Consent Fee to a U.S. Holder generally will also be subject to backup withholding unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number (which for an individual would be such individual’s Social Security number) is correct, or otherwise establishes an exemption.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

Non-U.S. Holders

Modification of the Notes

The U.S. federal income tax consequences of the adoption of the Proposed Amendments and receipt of the Consent Fee to a Non-U.S. Holder of a Note will depend in part upon whether the adoption of the Proposed Amendments or receipt of the Consent Fee results in a deemed exchange of such Note for U.S. federal income tax purposes.

As discussed above under the heading “U.S. Holders – Modification of the Notes”, the change in yield of a Note resulting from receipt of the Consent Fee by a Non-U.S. Holder is not expected to constitute a significant modification of such Note under the Section 1001 Regulations and, therefore, is not expected to result in a deemed exchange of such Note for U.S. federal income tax purposes.  In addition, as discussed above, although the matter is not free from doubt, the Company intends to treat the adoption of the Proposed Amendments as not constituting a significant modification of the Notes under the Section 1001 Regulations and, therefore, as not resulting in a deemed exchange of the Notes for U.S. federal income tax purposes.  If the adoption of the Proposed Amendments does not result in a deemed exchange of the Notes, a Non-U.S. Holder of a Note would not recognize any gain or loss with respect to such Note as a result of the adoption of the Proposed Amendments.  If the IRS were to successfully challenge such treatment, such Non-U.S. Holder could be treated as exchanging such Note for a new Note and may be subject to U.S. federal income or withholding tax. The discussion below assumes that the adoption of the Proposed Amendments will not be treated as a significant modification of the Notes.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal income and other tax consequences of the adoption of the Proposed Amendments and receipt of the Consent Fee.

Consent Fee

As discussed above under the heading “U.S. Holders – Consent Fee”, the U.S. federal income tax treatment of the Consent Fee is unclear.  Receipt of the Consent Fee by a Non-U.S. Holder with respect to a Note may be treated as (i) a separate payment for consenting to the Proposed Amendments, as discussed below, or (ii) a payment on such Note, which may be treated first as a payment of any accrued and unpaid interest on such Note and then as a payment of principal on such Note.

In light of the uncertainty regarding the U.S. federal income tax treatment of the Consent Fee, the applicable withholding agent may treat receipt of the Consent Fee by a Non-U.S. Holder as a separate payment for consenting to the Proposed Amendments, in which case such withholding agent may withhold U.S. federal tax from the Consent Fee paid to such Non-U.S. Holder at a rate of 30% unless:

•
the Non-U.S. Holder is engaged in the conduct of a trade or business within the United States with which the receipt of such payment is effectively connected and provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent, in which case such payment would be subject to net income tax (and a Non-U.S. Holder that is a corporation may also be subject to a branch profits tax); or

•
an applicable income tax treaty between the United States and the country of residence of the Non-U.S. Holder eliminates or reduces the withholding tax on such payment and such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8BEN) to the applicable withholding agent.

Each Non-U.S. Holder should consult its own tax advisor regarding the application of U.S. federal income and withholding tax to the Consent Fee, including such Non-U.S. Holder’s eligibility for a withholding exemption and the availability of a refund of any U.S. federal tax withheld.

Information Reporting and Backup Withholding

Any amount realized by a Non-U.S. Holder in connection with a deemed exchange attributable to accrued interest, and potentially all or part of the Consent Fee, and the amount of any tax withheld from such amounts generally must be reported to the IRS and to such Non-U.S. Holder.

The information reporting and backup withholding rules that apply to payment of the Consent Fee to a U.S. Holder generally will not apply to payment of the Consent Fee to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

TABULATION AGENT AND INFORMATION AGENT

i-Deal LLC has been appointed as Tabulation Agent for the Consent Solicitation to receive, tabulate and verify Consents.  All Consent Forms and correspondence sent to the Tabulation Agent should be directed to the address set forth on the back cover of this Statement.  The Company has agreed to indemnify the Tabulation Agent for certain liabilities.  i-Deal LLC has agreed to facilitate the Consent Solicitation in its capacity as Tabulation Agent; however, it is not passing upon the merits or accuracy of the information contained in the Consent Solicitation in its capacity as Tabulation Agent.

i-Deal LLC  will also act as Information Agent with respect to the Consent Solicitation. Requests for additional copies of and questions relating to the Consent Documents, the Indenture and the documents incorporated by reference into this Statement may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Statement. Holders of the Notes may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

In connection with the Consent Solicitation, directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit Consents by use of the mails, personally or by telephone, facsimile or other means.

The Company will pay the Tabulation Agent and the Information Agent reasonable and customary fees for their services and will reimburse them for their out-of-pocket expenses in connection therewith.  The Company will also reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding copies of this Statement and related documents to the beneficial owners of the Notes.

SOLICITATION AGENT

The Company has engaged Deutsche Bank Securities Inc. to act in connection with the Consent Solicitation.  The Company will pay Deutsche Bank Securities Inc. reasonable and customary fees for its services as Solicitation Agent and will reimburse it for it reasonable out-of-pocket expenses in connection herewith.  The Company has agreed to indemnify the Solicitation Agent for certain liabilities in connection with their service as Solicitation Agent.  At any given time, the Solicitation Agent may trade the Notes or other debt securities of the Company for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Notes or such other securities.  All inquiries and correspondence addressed to the Solicitation Agent relating to the Consent Solicitation should be directed to the addresses and telephone numbers set forth on the back cover page of this Statement.

The Solicitation Agent assumes no responsibility for the accuracy or completeness of the information contained in this Statement or for any failure by the Company to disclose events that may affect the significance or accuracy of that information.

The Solicitation Agent has provided in the past and may continue to provide other investment banking and financial advisory services to the Company and their respective affiliates and could receive customary compensation from the Company for such services.

FEES AND EXPENSES

The Company will bear all of the costs of the Consent Solicitation. We will reimburse the Trustee for the reasonable and customary expenses that the Trustee incurs in connection with the Consent Solicitation and the execution of the Supplemental Indentures.  We will also reimburse banks, trust companies, securities dealers, nominees, custodians and fiduciaries for their reasonable and customary expenses in forwarding this Statement and the Consent Documents to beneficial owners of the Notes.  The Company will also pay the Soliciting Dealer Fee to brokers for consenting positions under $500,000 in connection with the Consent Solicitation as described in more detail herein.

MISCELLANEOUS

Holders residing outside the United States who wish to deliver a Consent must satisfy themselves as to their full observance of the laws of the relevant jurisdiction in connection therewith.  If the Company becomes aware of any jurisdiction where the making of the Consent Solicitation would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or may seek to have such laws declared inapplicable to the Consent Solicitation. If, after such good faith effort, the Company cannot comply with any such applicable laws, the Consent Solicitation will not be made to (nor will Consents be accepted from or on behalf of) the Holders of the Notes residing or having a principal place of business in each such jurisdiction.

From time to time, the Company or its affiliates may engage in additional consent solicitations. Any future consent solicitations may be on the same terms or on terms that are more or less favorable to Holders of the Notes than the terms of the Consent Solicitation, as the Company may determine in its sole discretion.

CONSENT SOLICITATION STATEMENT
MBIA Inc.

Questions and requests for assistance or additional copies of the Consent Documents, the Indentures and the documents incorporated by reference into this Statement may be directed to the Information Agent at the address below. Holders should retain their Notes and not deliver any such Notes to the Tabulation Agent or the Information Agent.  Duly executed Consent Forms should be sent to the Tabulation Agent at the address provided below in accordance with the instructions set forth in the Consent Documents:

The Information Agent for the Consent Solicitation is

i-Deal LLC
65 Broadway, 16th Floor
New York, New York 10006
Attn:  Aaron Dougherty
Email:  consent@ipreo.com
Banks and Brokers call: (212) 849-5000
U.S. Toll Free:  (888) 593-9546

The Tabulation Agent for the Consent Solicitation is:

i-Deal LLC
65 Broadway, 16th Floor
New York, New York 10006
Attn:  Aaron Dougherty
Email:  consent@ipreo.com
Banks and Brokers call: (212) 849-5000
U.S. Toll Free:  (888) 593-9546

Questions and requests for assistance may be directed to the Solicitation Agent at the addresses and telephone numbers set forth below. A Holder may also contact such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

The Solicitation Agent for the Consent Solicitation is:

Deutsche Bank Securities Inc. 60 Wall Street New York, New York 10005 Attention: Liability Management Group Collect: (212) 250-7527 U.S. Toll Free: (855) 287-1922